Exhibit 99.3

CONSENT TO REFERENCE IN PROSPECTUS

December 9, 2024

NeOnc Technologies Holdings, Inc.
2 Dole Drive

Westlake Village, CA 91362

NeOnc Technologies Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence following the consummation of the initial public offering as described in the prospectus.

Sincerely,

/s/ Dr. Steven L. Giannotta
Dr. Steven L. Giannotta